GLEN RAUCH SECURITIES, INC.

                                GLEN RAUCH FUNDS

                                 CODE OF ETHICS

         The federal securities laws and various rules adopted by the Securities and Exchange Commission require investment companies and investment advisers to adopt a written code of ethics designed to deal with confidentiality, insider trading and the potential "conflicts of interests" that might arise with regard to personal trading. Accordingly, Glen Rauch Securities, Inc., the investment adviser (the "Adviser") and Glen Rauch Funds, behalf of all its series, as may be amended from time to time (the "Trust") have adopted this Code of Ethics, and such adoption has been approved by the Board of Trustees of the Trust.

A.       SCOPE OF THIS CODE OF ETHICS

         1. COVERED SECURITIES. Covered securities include stocks, options, bonds, municipal bonds, warrants, rights, and convertible securities, among others. See definition of "security" below.

         2. COVERED PERSONS. This Code of Ethics applies to all directors, officers, employees and all access persons (as defined below) of the Adviser. In addition to such covered persons, the concept of "beneficial ownership" includes accounts of a spouse, minor children and relatives resident in the access person's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the access person obtains therefrom benefits substantially equivalent to those of ownership. This Code of Ethics also applies to all proprietary accounts managed by the Adviser and maintained for the benefit of the Adviser, its directors, officers or employees, including any employee benefit accounts and any treasury accounts.

         3. PLACE THE INTERESTS OF CLIENTS FIRST. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Adviser's clients, including any investment companies and/or managed accounts for which the Advisers serves as an investment adviser and/or sub-adviser, renders investment advice or makes investment decisions. An Access Person may not induce or cause a client of the Adviser to take action, or not to take action, for the personal benefit of an Access Person, rather than for the benefit of such client of the Adviser.

         4. AVOID TAKING INAPPROPIATE ADVANTAGE OF THEIR POSITION. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Trust or Adviser could call into question the exercise of an Access Person's independent judgment. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions or accept gifts of such value as to potentially impair their judgment in selecting brokers or other vendors on behalf of clients of the Adviser.

         5. CONDUCT ALL PERSONAL SECURITIES TRANSACTIONS IN FULL COMPLIANCE WITH THIS CODE OF ETHICS. Doubtful situations should be resolved in favor of clients of the Adviser. Technical compliance with the Code of Ethics' procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

B.       CONFIDENTIALITY OF TRUST AND CLIENT TRANSACTIONS

         1. Information relating to the portfolio and research activities of the Trust and other clients of the Adviser is confidential. Whenever statistical information or research is supplied to or requested by the Trust or the Adviser, such information shall not be disclosed to any persons other than authorized persons. Consideration of a particular purchase or sale for the account of the Trust of other clients of the Adviser shall not be disclosed except to authorized persons.

         2. All brokerage orders for the purchase and sale of securities for the account of the Trust or other clients of the Adviser will be so executed as to assure that the nature of the transactions shall be kept confidential and disclosed only on a need to know basis until the information is publicly released in the normal course of business.

         3. If any trustee, officer, employee or director of the Trust or of the Adviser should obtain non-public information concerning portfolios of the Trust, such person shall respect the confidential nature of this information and shall not divulge it unless specifically authorized to do so by an officer of the Adviser.

         4.    In order to assure maximum confidentiality:

               (a) All orders for the purchase or sale of securities for the account of the Trust shall be placed for execution by one or more employees of the Adviser specifically designated to do so.

               (b) All records of the Trust's transactions shall be kept in a secure manner and shall not be released to anyone other than authorized persons.

C.       POLICY PROHIBITING INSIDER TRADING

         1. ADVISER'S POLICY ON INSIDER TRADING. The term "insider trading" is generally used to refer to (i) a person's use of material, nonpublic information in connection with transactions in securities, and (ii) certain communications of material, nonpublic information.

               The Adviser expects that each of its directors, officers and employees will obey the law and not trade on the basis of material, nonpublic information. In addition, the Adviser discourages its directors, officers and employees from seeking or knowingly obtaining material nonpublic information about publicly traded companies.

               The laws concerning insider trading generally prohibit:

               (a) The purchase or sale of securities by an insider, on the basis of material, nonpublic information;


               (b) The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; or

               (c) The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

         2. WHO IS AN INSIDER? The concept of "insider" is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a "temporary insider" of a company if he or she enters into a confidential relationship in the conduct of the company's affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company's representative in a manner in which the analyst knows or should know to be a breach of that representative's duties to the company, the analyst may become a temporary insider.

         3. WHAT IS MATERIAL INFORMATION? Trading on inside information is not a basis for liability unless the information is "material." "Material" information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems; extraordinary management developments; and analysts reports on a company's prospects.

         4. WHAT IS NONPUBLIC INFORMATION? Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing on the internet or in DOW JONES, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or another publication of general circulation is considered public. Market rumors, unless they are accessible (E.G., through an open "chat room") are NOT considered public information.

         5. NOT CERTAIN IF YOU HAVE "INSIDE" INFORMATION? If you have any doubts about whether you are in possession of material nonpublic information, consult with the Adviser's Compliance Officer.

         6. PENALTIES FOR INSIDER TRADING. Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include: administrative penalties; civil injunctions; disgorgement of profits; fines; jail sentences; and disciplinary measures imposed by the Adviser.

         7. SERVING AS A DIRECTOR. Because officers and directors of a publicly traded company have special information about that company, the Adviser requires the compliance officer's approval before any of its directors, officers or employees may agree to serve as an officer or director of a publicly traded company. The compliance officer will design appropriate procedures to mitigate any conflicts of interests and any potential insider trading issue depending upon the requirements of each individual situation.

D.       PERSONAL TRADING RULES  (SECTIONS E-I BELOW):  DEFINITIONS

         1. ACCESS PERSON. As used in these Sections, the term "access person" shall mean any director, officer or advisory person of the Trust or the Adviser. The compliance officer will maintain a list of employees considered access persons.

         2. ADVISORY PERSON. The term "advisory person" shall mean (a) any officer or employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust or any client of the Adviser, or whose functions relate to making recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship with the Trust or the Adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security. The term "advisory person" is intended to include any employee of the Adviser who would be considered an "advisory representative" of the Adviser for purposes of Investment Advisers Act Rule 204-2. However, the term "advisory person" shall not include persons who only obtain information regarding the purchase or sale of a security for a client after the transaction has been completed. The compliance officer will maintain a list of employees who are considered advisory persons.

         3. BENEFICIAL OWNERSHIP. The term "beneficial ownership" shall be interpreted in this Code in the same manner as it would be when determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder except that the determination of direct or indirect beneficial ownership shall apply to all securities that an access person has or acquires.

         4. COMPLIANCE OFFICER. The term "compliance officer" shall mean an officer of the Trust or the Adviser who is specifically designated by the Board of Trustees of the Trust to perform the functions of the compliance officer pursuant to this Code of Ethics.

         5. DISINTERESTED TRUSTEE. As used in this Code, the term "disinterested trustee" shall mean a Trustee of the Trust who is not an "interested person" of the Trust within the meaning of
               Section 2(a)(19) of the Investment Company Act.

         6. PURCHASE OR SALE OF A SECURITY. As used in this Code, "purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

         7. SECURITY. As used in this Code, the term "security" shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, and shares of registered open-end investment companies.

         8. Security "HELD OR TO BE ACQUIRED." As used in the Code, a security that is "held or to be acquired" shall mean any security (as defined) which, within the most recent 15 days
               (a) is or has been held by the Trust or a client account, or
               (b) is being or has been considered for purchase by the Trust or a client account.

         9. A security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

E.       PROHIBITED ACTIVITIES, PROHIBITED PURCHASES AND SALES; REQUIRED
         PERMISSIONS

         1. GENERAL ANTI-FRAUD PROHIBITION. No access person or employee of the Adviser shall engage in any conduct or trading activity with respect to a security that is "held or to be acquired" by the Trust or any client of the Adviser if that conduct would operate as a fraud on the Trust or client or be (or appear to be) a manipulative practice with respect to the Trust. No access person shall make an untrue statement of a material fact to the Trust or any client with respect to a security that is "held or to be acquired" by the Trust or client or omit to state a material fact necessary in order to make the statements made to the Trust or client, in light of the circumstances under which they are made, not misleading.

         2. SAME-DAY BLACKOUT PERIOD. No access person or employee of the Adviser may purchase any security, which, to his or her knowledge, is being purchased or sold or is being considered for purchase or sale by the Trust or a client of the Adviser until one day after the Trst or such client has completed its acquisition or sale program. The above prohibition applies to all employees of the Adviser and all access persons except disinterested trustees (see paragraph 4 below for other exceptions).

         3. IPOS AND PRIVATE PLACEMENTS. Investment personnel of the Trust or the Adviser must obtain the prior approval of the compliance officer in writing before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering (private placement). For purposes of this paragraph, the term "investment personnel" shall mean (a) any officer, director or employee of the Trust or the Adviser (or of any company in a control relationship to the Trust or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust, or (b) any natural person who controls the Trust or the Adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

         4. EXEMPT PURCHASES AND SALES. The prohibitions on purchases and sales set forth in paragraph 2 of this Section of this Code shall not apply to:

               (a) Purchases or sales effected in any security over which an access person or employee of the Adviser has no direct or indirect influence or control;

               (b) Purchases or sales of securities that are not eligible for purchase or sale by the Trust or other clients of the Adviser;

               (c) Purchases or sales of securities that are issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, and shares of registered open-end investment companies;

               (d) Purchases and sales in any 5-day period that, in total, involve fewer than 500 shares of any company that is "held or to be acquired" by the Trust or other client of the Adviser;

               (e) Purchases or sales that are non-volitional on the part of the employee or access person;

               (f) Purchases that are part of an automatic dividend reinvestment plan;

               (g) Purchases or sales that are made in a bunched transaction with other clients of the Adviser where the access person or employee of the Adviser receives the same price as clients. Bunched transactions are permissible for all proprietary accounts of the Adviser.

               (h) Purchases effected upon exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

               (i) Purchases or sales not otherwise exempt that receive the prior approval of the compliance officer because they are only remotely potentially harmful to the Trust or to other clients of the Adviser, E.G., because they would be very unlikely to affect a highly institutional market, or they clearly are not related economically to the securities to be purchased, sold or hold for the account of the Trust or clients. In granting such approval, the compliance officer shall ascertain that such person is not trading upon any special knowledge acquired by virtue of his or her position.

F.       REPORTING REQUIREMENTS OF EMPLOYEES WHO ARE NOT ACCESS PERSONS

         1. REPORTS REQUIRED. (Note: Employees who are access persons are covered by Section G below) Unless excepted by paragraph 2 of this Section (which generally excepts out ministerial personnel and accounts that are not under an employee's control), every employee must submit to the compliance officer, on forms provided by the compliance officer, the following report:

               (a) QUARTERLY TRANSACTION REPORTS. No later than 10 days after the end of a calendar quarter, each employee must report the following information:

                    (i) With respect to any transaction during the quarter in a security in which the access person had any direct or indirect beneficial ownership:

                          (1) The date of the transaction, the title, the
                              interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

                          (2) The nature of the transaction (I.E., purchase,
                              sale, or any other type of acquisition or disposition);

                          (3) The price of the security at which the transaction
                              was effected;

                          (4) The name of the broker, dealer or bank with or
                              through which the transaction was effected; and

                          (5) The date that the report is submitted by the
                              employee.

                    (ii) With respect to any account established by employee in which any securities were held during the quarter for the direct or indirect benefit of the employee:

                          (1) The name of the broker, dealer or bank with whom
                              the employee established the account;

                          (2) The date the account was established; and

                          (3) The date that the report is submitted by the
                              employee.

         2.    EXCEPTIONS FROM REPORTING REQUIREMENTS

               (a) An employee need not make a report with respect to transactions effected for, and securities held in, any account over which the employee has no direct or indirect influence or control.

               (b) An employee need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to the employee for the relevant quarter within the time period required, if all of the information required by the report is contained in the broker trade confirmations or account statements, or in the records of the Adviser.

               (c) An employee need not make a quarterly report if the compliance officer has specifically identified the employee as an exempt non-reporting employee who does not have regular access to the type of information that requires monitoring of personal securities transactions. The compliance officer shall maintain a list of all exempt non-reporting employees.

         3. NOTIFICATION OF REPORTING OBLIGATION. The Adviser will identify all employees who are required to make reports pursuant to this section and will inform those employees of their reporting obligation.

         4. BENEFICIAL OWNERSHIP. Any report required by this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

G.       REPORTING REQUIREMENTS OF ACCESS PERSONS

         1. REPORTS REQUIRED. (Note: Employees who are NOT access persons are covered by Section F above.) Unless excepted by paragraph 2 of this Section (which generally excepts out disinterested trustees and accounts that are not under an access person's control), every access person must submit to the compliance officer of the Trust or the Adviser, on forms provided by the compliance officer, the following reports.

               (a) LIST OF ACCOUNTS. A list of all persons in the access person's household who are "covered persons"
                        - E.G., spouse, domestic partner, resident parent or child -and a list of all brokerage or other accounts of such covered persons in which securities are held or traded.

               (b) INITIAL HOLDINGS REPORTS. No later than 10 days after the person becomes an access person, a report with the following information:

                        (i) The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership when the person became an access person;

                        (ii) The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and

                        (iii) The date that the report is submitted by the
                              access person.

               (c) QUARTERLY TRANSACTION REPORTS. No later than 10 days after the end of a calendar quarter, a report with the following information:

                        (i) With respect to any transaction during the quarter in a security in which the access person had any direct or indirect beneficial ownership:

                              (1) The date of the transaction, the title, the
                                  interest rate and maturity date (if
                                  applicable), the number of shares and the principal amount of each security involved;

                              (2) The nature of the transaction (I.E., purchase,
                                  sale, or any other type of acquisition or disposition);

                              (3) The price of the security at which the
                                  transaction was effected;

                              (4) The name of the broker, dealer or bank with or
                                  through which the transaction was effected;
                                  and

                              (5) The date that the report is submitted by the
                                  access person.

                        (ii) With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

                              (1) The name of the broker, dealer or bank with
                                  whom the access person established the
                                  account;

                              (2) The date the account was established; and

                              (3) The date that the report is submitted by the
                                  access person.

               (d) ANNUAL HOLDINGS REPORTS. Annually, by the date specified by the compliance officer, a report with the following information (which information must be current as of a date no more than 30 days before the report is submitted):

                        (i) The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership;

                        (ii) The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

                        (iii) The date that the report is submitted by the
                              access person.

         2.    EXCEPTIONS FROM REPORTING REQUIREMENTS.

               (a) A person need not make a report with respect to transactions effected for, and securities held in, any account over which the person has no direct or indirect influence or control.

               (b) A disinterested trustee who would be required to make a report solely by reason of being trustee of the Trust, need not make:

                        (i) An Initial Holdings Report, or an Annual Holdings Report;

                        (ii) A Quarterly Transaction Report, unless the trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the 15-day period immediately before or after the trustee's transaction in a security, the Trust purchased or sold the security, or the Trust or the Adviser considered purchasing or selling the security.

               (c) An access person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Trust or the Adviser with respect to the access person for the relevant quarter within the time period required if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Trust or the Adviser, and the access person regularly certifies that these confirmations and account statements do not omit any reportable transactions.

         3. NOTIFICATION OF REPORTING OBLIGATION. The Trust and the Adviser will identify all access persons who are required to make reports and will inform those access persons of their reporting obligation.

         4. BENEFICIAL OWNERSHIP. Any report required by this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

H.       DUTIES OF THE COMPLIANCE OFFICER

         1. The compliance officer shall be responsible for notifying all trustees, directors, officers, access persons, and employees of either the Trust or the Adviser that they are subject to this Code of Ethics.

         2. The compliance officer shall be responsible for maintaining lists of all employees of the Adviser, all employees who are considered exempt non-reporting employees, all directors of the Adviser, all trustees and officers of the Trust, all access persons, all advisory persons and all investment personnel who are subject to various provisions of this Code of Ethics (collectively, all "covered persons").

         3. The compliance officer shall be responsible for circulating or making available forms for the various reports required by this Code of Ethics.

         4. The compliance officer shall be responsible for the collection and review of the various reports, and for establishing review procedures to ascertain any deficiencies, irregularities and violations of the requirements of this Code of Ethics.

         5. The compliance officer shall designate one or more assistants to review his/her own reports and to handle various of the compliance officer's duties when the compliance officer is unavailable.

         6. The compliance officer shall submit quarterly and annual reports to the Trust's Board of Trustees regarding compliance by covered persons with the provisions of this Code of Ethics, and shall make such other reports and certifications regarding this Code as are either required by Rule 17j-1 of the Investment Company Act or requested by the Trust's Board of Trustees.

         7. The compliance officer shall take appropriate steps to ensure that all "covered persons" are periodically educated regarding their duties under this Code and annually submit an acknowledgement that they have read, understood and complied with this Code of Ethics.

I.       SANCTIONS

         No Code of Ethics can cover every possible circumstance, and an individual's conduct must depend ultimately upon his or her sense of fiduciary obligation to the Trust and their shareholders. Nevertheless, this Code of Ethics sets forth the Trust's and the Adviser's policy regarding conduct in those situations in which conflicts of interest are most likely to develop. Because the standards in this Code of Ethics are minimal rather than permissive, careful adherence to the Code is essential.

         In response to a violation of this Code, the Board of Trustees of the Trust or the applicable office of the Adviser may impose such sanctions as it deems appropriate under the circumstances. Violators may be required to give up any profit or other benefit realized from any transaction in violation of this Code. In addition, conduct inconsistent with this Code may result in a letter of censure or suspension or termination of the employment of the violator. A record of violations of this Code of Ethics, and of any action taken as a result of such violations will be available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each such violation occurs.